EXHIBIT 99.1

NATUS MEDICAL ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

Revenues Increase 31% Over First Quarter 2003

SAN CARLOS, Calif. (May 13, 2004) – Natus Medical Incorporated (Nasdaq NM: BABY) today announced financial results for the three months ended March 31, 2004.

The Company reported record first quarter revenue of $8.7 million for the three months ended March 31, 2004. Revenue increased by 31%, or $2.0 million, compared with revenue of $6.7 million for the first quarter of 2003. Revenue from Natus’ ALGO® product line and the neoBLUE™ LED Phototherapy device contributed to $1.2 million of the increase, with the remainder coming primarily from the Neometrics product lines, which were acquired in July 2003.

Revenue from supplies and services increased 22%, or $1.0 million, to $5.8 million for the three months ended March 31, 2004, compared with $4.7 million for the first quarter of 2003. The increase came primarily from the Neometrics product lines as well as increased sales of ALGO supplies. Revenue from devices and systems increased 59%, or $1.1 million, to $2.9 million in the three months ended March 31, 2004, from $1.9 million in the same period in 2003. The increase came primarily from sales of the ALGO Newborn Hearing Screener and neoBLUE phototherapy devices, in both domestic and international markets.

Revenue from U.S. operations increased by 33%, or $1.6 million, to $6.4 million for the three months ended March 31, 2003, compared with $4.8 million for the first quarter of 2003. Revenue from international operations increased 25% to $2.3 million for the three months ended March 31, 2004, from $1.8 million for the first quarter of 2003. The growth in international revenue for the first quarter of 2004 was due primarily to sales of the Company’s new ALGO 3i handheld newborn hearing screener in Europe. The ALGO 3i, which was introduced in June 2003, recently won a 2004 Medical Design Excellence Award.

Gross margin was 55.3% for the three months ended March 31, 2004, compared with 62.3% for the first quarter of 2003. Increases in inventory reserves and cost overruns on several Neometrics data management system installations reduced gross margins. For the three months ended March 31, 2004, total operating expenses increased 4% to $5.4 million, compared with $5.2 million for the first quarter of 2003.

The net loss available to common stockholders for the first quarter of 2004 improved to $447,000, or $0.03 per share, compared with $917,000, or $0.06 per share, for the first quarter of 2003.

As of March 31, 2004, the Company reported cash, cash equivalents, and short-term investments of $38.9 million, stockholders’ equity of $52.1 million, and working capital of $44.0 million.

Jim Hawkins, President and Chief Executive Officer of Natus commented, “I am delighted to join Natus as it reports record first quarter revenue and continued progress toward its goal of sustained profitability. Our substantial revenue growth was driven by both increased core business activities and the result of last year’s acquisition of Neometrics. Additionally, I am very excited about the future growth prospects for Natus. During the next three months, I look forward to communicating our direction, goals, and opportunities, as we position the Company to build further value for Natus and its shareholders.”

Natus has scheduled an investor conference call to discuss this announcement beginning at 11:00 AM Eastern Time today. Individuals interested in listening to the conference call may do so by dialing (888) 802-5257 for domestic callers, or (706) 634-0175 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 7251373. The live conference call will also be available via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical

We develop, manufacture, and market products for the detection, treatment, monitoring, and tracking of common medical disorders in newborns. Currently, our principal product lines consist of our ALGO screening products for hearing screening, our neoBLUE LED Phototherapy device for the treatment of jaundice, our Neometrics Accuwell metabolic screening products, our Neometrics newborn screening data management system, our MiniMuffs® Neonatal Noise Attenuators products for the attenuation of noise for newborns, and the Nascor line of neonatal oxygen delivery hoods and heatshields.

Natus’ products are marketed worldwide and are sold through a direct sales force in the U.S. and the U.K. and through distributors in approximately 30 other countries.

Natus’ product lines include: ALGO® Newborn Hearing Screeners, MiniMuffs® Neonatal Noise Attenuators, neoBLUE™ LED Phototherapy device; Biliband™ Eye Protectors; Oxydome™, Oxypod®, Oxy-Igloo®, and Foldadome™ oxygen hoods; Igloo® neonatal heatshield; Neometrics™ software products: MSDS™ Metabolic Screening Database System, CMS™ Case Management System, WebEBP™ Web Based Electronic Birth Page, VRS™ Voice Response System, and the Neometrics diagnostic reagent products: Accuwell™ TSH ELISA and Accuwell T4 EIA.

As a result of the acquisition of Neometrics on July 2, 2003, and the resultant incremental increase in revenue in the quarter ended March 31, 2004, comparison with revenue in the same period in 2003 may not be meaningful.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions, and strategies of Natus. These forward-looking statements include, but are not limited to, our outlook for continued revenue growth of our core business and newly acquired products, and our expectations of sustained profitability. These statements relate to future events or Natus’ future financial performance or results, and involve known and unknown risks, uncertainties, and other factors that may cause Natus’ actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. The actual operating results could differ materially due to a number of factors, including the continued growth of demand (or absence of continued growth of demand) for newborn hearing screening equipment, acceptance of Natus’ existing products, the successful development, introduction and widespread market acceptance of Natus’ new products, dependence on our ALGO and Neometrics products for substantially all of our revenue, the successful addition of products to Natus’ established distribution channel, domestic and global economic conditions, competition from other companies, the failure of states or foreign countries to adopt mandates or guidelines requiring screening for the disorders for which Natus’ products screen, the failure of third party payors to provide adequate reimbursement for the use of Natus’ products, adverse changes in Natus’ relationships with its suppliers, reduced revenue as a result of discounts given to organizations representing several end customers for Natus’ products, failure to obtain necessary regulatory clearances or approvals, adverse changes in Natus’ relationships with its distributors, difficulty integrating acquired businesses into our business, performance of newly acquired products and technologies, difficulty and increased expenses relating to foreign operations, and product liability and intellectual property disputes or litigation. Natus disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Natus, see Natus’ reports on Forms 10-Q and 10-K filed and to be filed with the Securities and Exchange Commission.

natus®; 70/40®; ALGO®; AABR®; ALGO 1e®; ALGO-1 Plus®; ALGO 2®; ALGO DataBook®; Dri-Prep®; Ear Couplers®; Jelly Button®; Flexicoupler®; Jelly Tab™; MiniMuffs®; neoBLUE™; Neometrics™; Accuwell™; Accuscreen™; CEM™; CMS™; Neocoat™; MSDS™; VRS™; and WebEBP™ are Natus trademarks. Biliband™ Eye Protectors; Oxydome™, Oxypod®, Oxy-Igloo®, and Foldadome™ oxygen hoods; Igloo® neonatal heatshield are licensed to Natus Medical by Nascor Pty. Ltd.

[Tables to follow]

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	Mar. 31, 2004	Dec. 31, 2003
ASSETS
Current assets:
Cash and equivalents	$8,602	$9,435
Short-term investments	30,339	28,200
Accounts receivable, net of allowance for doubtful accounts of $408 in 2004 and $395 in 2003	4,426	5,682
Inventories	4,302	5,263
Prepaid expenses and other current assets	662	528

Total current assets	48,331	49,108

Property and equipment, net	2,942	2,668
Long-term investment	342	341
Deposits and other assets	75	111
Intangible assets	3,536	3,594
Goodwill	1,204	1,198

Total assets	$56,430	$57,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,543	$1,659
Accrued liabilities	2,433	2,229
Deferred revenues	326	500

Total liabilities	4,302	4,388

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; shares issued and outstanding: 16,648,677 in 2004 and 16,511,874 in 2003	87,143	87,038
Treasury stock	(307)	—
Deferred stock compensation	(18)	(33)
Accumulated deficit	(34,942)	(34,495)
Accumulated other comprehensive income	252	122

Total stockholders’ equity	52,128	52,632

Total liabilities and stockholders’ equity	$56,430	$57,020

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended
	Mar. 31, 2004	Mar. 31, 2003
Revenue	$8,703	$6,661
Cost of revenue	3,895	2,512

Gross margin	4,808	4,149

Operating expenses:
Marketing and selling	2,971	3,057
Research and development	1,027	1,031
General and administrative	1,426	1,145

Total operating expenses	5,424	5,233

Loss from operations	(616)	(1,084)

Other income/(expense):
Interest income	97	163
Interest expense	(3)	(3)
Other income, net	76	7

Total other income/(expense)	170	167

Income/(loss) before provision for income tax	(446)	(917)
Provision for income tax	1	—

Net income/(loss) available to common stockholders	$(447)	$(917)

Basic and diluted net income/(loss) per share	$(0.03)	$(0.06)

Weighted average shares used in the calculation of net income/(loss) per share:
Basic	16,579	16,328
Fully Diluted	16,579	16,328